Exhibit 99.1

News Release

Magma Announces Term Loan Expansion of $10 Million

SAN JOSE, Calif., Nov. 3, 2010 — Magma® Design Automation Inc. (Nasdaq: LAVA), a provider of chip design software, announced today it has expanded a term loan with Wells Fargo Capital Finance, LLC, part of Wells Fargo & Company (NYSE: WFC), by $10 million. The prior credit facility was entered into with Wells Fargo in March 2010.

“With this expanded credit facility we expect to pursue further repurchases of our common stock, in addition to other general corporate purposes,” said Magma Chief Financial Officer Peter S. Teshima. “It gives us additional flexibility for strategic financial management.”

The term of the credit facility is 4 years with a floating interest rate based on LIBOR. The initial rate is 4 percent per year.

About Magma

Magma’s electronic design automation (EDA) software provides the “Fastest Path to Silicon”™ and enables the world’s top chip companies to create high-performance integrated circuits (ICs) for cellular telephones, electronic games, WiFi, MP3 players, digital video, networking and other electronic applications. Magma products are used in IC implementation, analog/mixed-signal design, analysis, physical verification, circuit simulation and characterization. The company maintains headquarters in San Jose, Calif., and offices throughout North America, Europe, Japan, Asia and India. Magma’s stock trades on Nasdaq under the ticker symbol LAVA. Follow Magma on Twitter at www.Twitter.com/MagmaEDA and on Facebook at www.Facebook.com/Magma. Visit Magma Design Automation on the Web at www.magma-da.com.

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Magma is a registered trademark and “Fastest Path to Silicon” is a trademark of Magma Design Automation Inc. All other product and company names are trademarks or registered trademarks of their respective companies.

Forward-looking statements:

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to Magma’s ability to keep pace with rapidly changing technology and the company’s products’ abilities to produce desired results. Further discussion of these and other potential risk factors may be found in Magma’s public filings with the Securities and Exchange Commission (www.sec.gov). Magma undertakes no additional obligation to update these forward-looking statements.

Contacts:

Media:

Monica Marmie

Director, Marketing Communications

(408) 565-7689

mmarmie@magma-da.com

Investors:

Milan G. Lazich

Vice President, Corporate Marketing

(408) 565-7706

milan.lazich@magma-da.com